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                     December 15, 2023

       Chris Ehrlich
       Chief Executive Officer
       Phoenix Biotech Acquisition Corp.
       2201 Broadway, Suite 705
       Oakland, CA 94612

                                                        Re: Phoenix Biotech
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 27,
2023
                                                            File No. 001-40877

       Dear Chris Ehrlich:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Jeffrey Letalien